EXHIBIT 10.5

[Regions Logo]

PERSONAL AND CONFIDENTIAL

STOCK OPTION AGREEMENT

Under the

REGIONS FINANCIAL CORPORATION 2010 LONG TERM INCENTIVE PLAN

You have been awarded Stock Options under the Regions Financial Corporation 2010 Long Term Incentive Plan (the “Plan”). The value of the awarded options will be determined by the amount of any appreciation in the price of Regions common stock in the future, which in turn is dependent upon our ability to continue performing well as a company.

The terms and conditions of the Plan are incorporated in this document by reference as if fully set forth herein. The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors. This document sets out some of the specific terms of your award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. References to defined terms in the Plan are capitalized in this Award Agreement. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to this grant of Stock Options. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently obtainable by logging on to Wealthviews at https://www.wealthviews.com/rf/. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this award agreement will control.

Your options may consist of both “incentive stock options” which qualify for certain favorable tax consequences for you, as well as “nonqualified stock options” which do not qualify for those tax consequences. For a description of the tax consequences to you, please refer to the Plan prospectus. One important difference between incentive stock options and nonqualified stock options is that upon the exercise of a nonqualified option you are automatically deemed to incur taxable income at ordinary income tax rates. Please consult your tax advisor to determine how these differences affect you.

The number and type of options that have been granted to you, and the dates on which they become exercisable (i.e., “vest”), are set forth in the grant notice you recently received. Specific information concerning your stock options is currently provided to you online through Wealthviews, and such information is incorporated herein by reference. Such information and the Plan and prospectus will remain available through Wealthviews (or, if applicable, an appropriate substitute method).

Your options will become immediately exercisable in full if your employment ceases by reason of death or Disability or without Cause within 24 months of a Change in Control. In the event of termination of your employment by retirement at or after age 55 with 10 years of service prior to November 30 of the calendar year of the grant, your options will be forfeited. In the event of termination of your employment by retirement at or after age 55 with 10 years of service on or after November 30 of the calendar year of the grant, unvested options will become immediately exercisable. The amount of time you have to exercise your exercisable options after these and certain other events is set forth in the following table.

EVENT
	Employment ceases by reason of...					Without Cause within 24 months of a Change in Control
	Death	Disability	Retirement (at age 55 with 10 years service after November 30 of the calendar year of the grant)	Other Cessation of Employment	Cause
LENGTH OF TIME TO EXERCISE FROM DATE OF EVENT	1 year	1 year	By close of stock market on the last trading day prior to the 10th anniversary of the grant. (ISO’s convert to NQO’s if not exercised within 3 months of date of retirement)	90 days	0 days	By close of stock market on the last trading day prior to the 10th anniversary of the grant.

If you die during the one year period applicable to Disability or the three month period applicable to other cessation of employment, then the options will be exercisable for one year following the date of your death. In this case, the options may be exercised by your representative or beneficiary.

If you cease to be employed by Regions for Cause or for any other reason except retirement at or after age 55 with 10 years of service that occurs on or after November 30 of the calendar year of the grant, death, or Disability, any unvested options will be forfeited as of the date your employment terminates, notwithstanding that under the terms of the Plan as noted above, you may have additional time after ceasing employment in which to exercise any options that have previously vested.

You may exercise the exercisable portion of your option in whole or part by initiating an exercise by calling the Regions Stock team at 1-800-XXX-XXXX, or by such other method as may be implemented by the Plan and communicated to option holders from time to time. If the option is exercised by a person other than you, such person may also be required to provide appropriate proof of his or her right to exercise the option. You may pay the option price due at exercise (i) in cash or by check, (ii) by tendering previously owned unrestricted shares of Regions common stock having an aggregate fair market value at the time of exercise equal to the total option price if you have held such shares for at least six months, or (iii) by a combination of (i) and (ii). You may also make cashless exercises (a simultaneous exercise and sale). However, your ability to make cashless exercises may be affected by the federal securities laws. For example, because a cashless exercise involves a sale of Regions securities on your behalf, such a transaction would not be permissible if at the time of the transaction you were in possession of undisclosed, material information concerning Regions. Please consult with the Law Department if you have any questions concerning your ability under the securities laws to make a cashless exercise at any time. Upon exercise of the option, you may elect to satisfy any federal tax withholding requirements in whole or in part by having shares withheld that you would otherwise receive, to the extent and in the manner allowed by the Plan.

If at any time the Committee shall determine in its discretion, that listing, registration or qualification of the shares of stock covered by the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the option, the option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Notwithstanding anything in this Award Agreement, the Plan or the grant notice to the contrary, in no event shall the stock options under this Award vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law.

By accepting this Award Agreement, you accept the options on the terms and subject to the conditions set forth in this Award Agreement and you further acknowledge and agree that, subject to the terms of the Plan, (1) this Award Agreement contains the entire agreement of Regions and you relating to the subject matter of this Award Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth in this Award Agreement; (3) that no provision of this Award Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing and is signed by an officer of the corporation actually authorized to do so, and (4) that this Award Agreement is binding on the Company’s and your successors and assigns.

I congratulate you on your award and thank you for your service to Regions!

REGIONS FINANCIAL CORPORATION

By:

Name:	O. B. Grayson Hall, Jr.
Title:	President and Chief Executive Officer

[Award notice]

[Date]

Dear                     :

Pursuant to the terms and conditions of the company’s 2010 Long Term Incentive Plan (“the “Plan”), you have been granted a Incentive Stock Options to purchase              shares of stock as outlined below.

Granted To:

Grant Date:

Granted:

Grant Price:	Total Cost to Exercise:

Vesting Schedule:

Listed below are instructions for accessing the Wealthviews Web site https://www.weathviews.com/RF to review and accept your grant agreements.

1.	Access the Weathviews site using the URL above and sign in with your ID (social security number without dashes)/PIN (last six digits of your social security number).

2.	In the left panel, click Grant History. (In Grant History, new grants will display a status of pending.)

3.	Click the Pending link for the new grant you wish to accept, and the grant agreement will appear.

4.	Verify grant data in the top frame, and thoroughly read the grant agreement in the center.

5.	To print a copy of the agreement, right-click your mouse before accepting the grant.

6.	To accept the grant data and the conditions of the agreement, click “I Accept this Grant.”